OHR Pharmaceuticals 8-K

Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), is entered into as of May 30, 2014 by, between and among Ohr Pharmaceutical, Inc., a Delaware corporation (the “Company”), Ohr Holdco, Inc., a Delaware corporation (“New Parent”), and Ohr Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

WHEREAS, on the date hereof, the Company has authority to issue One Hundred Eighty Million (180,000,000) shares of common stock, $0.0001 par value per share (the “Company Stock”), of which Twenty Three Million, Six Seventeen Thousand, Seven Hundred Eighty Three (23,617,783) shares are issued and outstanding, and Fifteen Million (15,000,000) shares of preferred stock, $0.0001 par value per share, of which no shares are outstanding;

WHEREAS, on the date hereof, New Parent has authority to issue One Hundred Eighty Million (180,000,000) shares of common stock, $0.0001 par value per share (the “New Parent Stock”), of which 100 shares are issued and outstanding, and Fifteen Million (15,000,000) shares of preferred stock, $0.0001 par value per share, of which no shares are outstanding;

WHEREAS, on the date hereof, Merger Sub has authority to issue Ten Thousand (10,000) shares of common stock, $0.0001 par value per share (the “Merger Sub Stock”), of which One Hundred (100) shares are issued and outstanding;

WHEREAS, the respective Boards of Directors of the Company, New Parent and Merger Sub have determined that it is advisable and in the best interests of each of such corporations that they reorganize into a holding company structure pursuant to §251(g) of the Delaware General Corporation Law, under which New Parent would survive as the holding company, by the merger of Merger Sub, with and into the Company, and with each holder of shares of the Company Stock receiving an equal number of shares of New Parent Stock in exchange for such shares of the Company Stock;

WHEREAS, under the respective certificates of incorporation of the Company and New Parent, the New Parent Stock has the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the Company Stock which will be exchanged therefore pursuant to the holding company reorganization;

WHEREAS, the Certificate of Incorporation and Bylaws of New Parent, as the holding company, at the time of the merger contain provisions identical to the Certificate of Incorporation and Bylaws of the Company immediately prior to the merger, other than differences permitted by Section 251(g) of the Delaware General Corporation Law;

WHEREAS, the Certificate of Incorporation of the Surviving Corporation is identical to the Certificate of Incorporation of the Company immediately prior to the merger, other than differences permitted by Section 251(g) of the Delaware General Corporation Law, pursuant to this Merger Agreement;

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WHEREAS, the Boards of Directors of the Company, New Parent and Merger Sub have approved this Merger Agreement, shareholder approval not being required pursuant to Section 251(g) of the Delaware General Corporation Law;

WHEREAS, at the Effective Time, New Parent shall amend Article I of its Certificate of Incorporation so as to read in its entirety:

“The name of the corporation (which is herein referred to as the “Corporation”) shall be Ohr Pharmaceutical, Inc.”

WHEREAS, the parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

WHEREAS, the parties intend, for United States federal income tax purposes, the Merger (as defined below), together with the contributions contemplated by that Contribution Agreement entered into by and among SKS Ocular, LLC, the Controlling Members (as defined therein), SKS Ocular 1, LLC, the Company, Ohr Pharma, LLC and New Parent on May 14, 2014 (the “Contributions”), shall qualify as an exchange described in Section 351 of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the Company, New Parent and Merger Sub hereby agree as follows:

1.                  Merger. Merger Sub shall be merged with and into the Company (the “Merger”), and the Company shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”). As soon as practicable on or after the date hereof, the Surviving Corporation shall file a certificate of merger executed in accordance with the relevant provisions of the Delaware General Corporation Law (“DGCL”), with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective as of the time of such filing, or such later time as the parties may agree to in writing prior to the filing of the certificate of merger (such date and time being referred to herein as the “Effective Time”). At the Effective Time, the effects of the Merger shall be as provided in Section 259 of the DGCL.

2.                  Succession. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of Merger Sub and the Company shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of Merger Sub, including, without limitation, all outstanding indebtedness of Merger Sub, all in the manner and as more fully set forth in Section 251(g) of the Delaware General Corporation Law.

3.                  Directors. The Directors of the Company immediately preceding the Effective Time shall be the Directors of the Surviving Corporation and New Parent at and after the Effective Time until their successors are duly elected and qualified.

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4.                  Officers. The officers of the Company immediately preceding the Effective Time shall be the officers of the Surviving Corporation and New Parent at and after the Effective Time, to serve at the pleasure of the Board of Directors of New Parent.

5.                  Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

a.                  each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and non-assessable share of New Parent Stock;

b.                  each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and retired;

c.                  each option, warrant, purchase right, unit debenture or other security of the Company shall be convertible into or exercisable to purchase on substantially the same terms the same number of shares of New Parent Stock as shares of the Company as such security would have received if the security had been converted into New Parent Stock immediately prior to the Effective Time, and New Parent shall reserve for purposes of the exercise of such options, warrants, purchase rights, units, debentures or other securities an equal number of shares of New Parent Stock as the Company had reserved; and

d.                 each share of New Parent Stock issued and outstanding in the name of the Company immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of New Parent Stock.

e.                  Each share of Merger Sub Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and non-assessable share of common stock, par value $0.0001, of the Surviving Corporation.

6.                  Other Agreements. At the Effective Time, New Parent shall assume any obligation of the Company to deliver or make available shares of Company Stock under any agreement or employee benefit plan not referred to in Paragraph 5 herein to which the Company is a party. Any reference to Company Stock under any such agreement or employee benefit plan shall be deemed to be a reference to New Parent Stock and one share of New Parent Stock shall be issuable in lieu of each share of Company Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

7.                  Further Assurances. From time to time, as and when required by the Surviving Corporation, or by its successors or assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

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8.                  Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares Company Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of New Parent Stock, as the case may be, into which the shares of Company Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of New Parent and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to New Parent or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of New Parent Stock, as the case may be, evidenced by such outstanding certificate, as above provided.

9.                  Tax Reporting. The parties intend, for federal income Tax purposes, that the Merger, together with the Contributions, qualify as an exchange as described in Section 351(a) of the Code and the applicable Treasury Regulations promulgated with respect thereto, and the parties hereto shall file all Tax Returns (including amended returns and claims for refunds) in a manner consistent with such treatment and shall use their reasonable best efforts to sustain such treatment in any subsequent Tax audit or dispute.

10.              Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time.

11.              Certificate of Incorporation. From and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company, until thereafter amended as provided therein or by the DGCL, except as follows:

a.             Article I thereof shall be amended so as to read in its entirety as follows:

“The name of the corporation (which is herein referred to as the “Corporation”) shall be Ohr Opco, Inc.

b.             A new Article TWELFTH shall be added thereto which shall read in its entirety as follows:

“Vote of Stockholders Required to Approve Certain Actions.

Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or under this Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Ohr Pharmaceutical, Inc. (formerly Ohr Holdco, Inc.), a Delaware corporation, or any successor thereto by merger, by the same vote as is required by the DGCL or this Certificate of Incorporation, as the case may be.”

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12.              Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the board of directors of the Company, New Parent, and Merger Sub, by action of the board of directors of the Company if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of the Company and its stockholders.

13.              Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

14.              Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

15.              Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the Company, New Parent, and Merger Sub have caused this Merger Agreement to be executed and delivered as of the date first above.

OHR PHARMACEUTICAL, INC.
A Delaware Corporation

By:	/s/ Sam Backenroth
Name:	Sam Backenroth
Title:	Chief Financial Officer

OHR HOLDCO, INC.
A Delaware Corporation

By:	/s/ Sam Backenroth
Name:	Sam Backenroth
Title:	Chief Financial Officer

OHR MERGER SUB, INC.
A Delaware Corporation

By:	/s/ Sam Backenroth
Name:	Sam Backenroth
Title:	Chief Financial Officer

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